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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Party City Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

702145103

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☑ Rule 13d-1 (c)

        ☐ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Person Authorized to Receive Notices and Communications:

Taylor H. Wilson, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

13G
CUSIP No. 702145103			Page 2 of 20

1.	Name of Reporting Person: WS Capital, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,224,429

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,224,429

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,224,429

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 7.1%

12.	Type of Reporting Person: HC

13G
CUSIP No. 702145103			Page 3 of 20

1.	Name of Reporting Person: WS Capital Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,224,429

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,224,429

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,224,429

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 7.1%

12.	Type of Reporting Person: IA

13G
CUSIP No. 702145103			Page 4 of 20

1.	Name of Reporting Person: Walker Smith Capital, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 102,988

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 102,988

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 102,988

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%

12.	Type of Reporting Person: PN

13G
CUSIP No. 702145103			Page 5 of 20

1.	Name of Reporting Person: Walker Smith Capital (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 488,677

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 488,677

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 488,677

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.9%

12.	Type of Reporting Person: PN

13G
CUSIP No. 702145103			Page 6 of 20

1.	Name of Reporting Person: Walker Smith International Fund, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: British Virgin Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 632,764

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 632,764

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 632,764

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 3.7%

12.	Type of Reporting Person: CO

13G
CUSIP No. 702145103			Page 7 of 20

1.	Name of Reporting Person: WSV Management, L.L.C.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 347,235

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 347,235

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 347,235

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.0%

12.	Type of Reporting Person: IA

13G
CUSIP No. 702145103			Page 8 of 20

1.	Name of Reporting Person: WS Ventures Management, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 347,235

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 347,235

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 347,235

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.0%

12.	Type of Reporting Person: HC

13G
CUSIP No. 702145103			Page 9 of 20

1.	Name of Reporting Person: WS Opportunity Fund, L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 96,765

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 96,765

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 96,765

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.6%

12.	Type of Reporting Person: PN

13G
CUSIP No. 702145103			Page 10 of 20

1.	Name of Reporting Person: WS Opportunity Fund (Q.P.), L.P.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Texas

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 119,169

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 119,169

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 119,169

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.7%

12.	Type of Reporting Person: PN

13G
CUSIP No. 702145103			Page 11 of 20

1.	Name of Reporting Person: WS Opportunity Fund International, Ltd.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 131,301

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 131,301

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 131,301

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.8%

12.	Type of Reporting Person: CO

13G
CUSIP No. 702145103			Page 12 of 20

1.	Name of Reporting Person: Reid S. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,572,664

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,572,664

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,572,664

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.2%

12.	Type of Reporting Person: HC

13G
CUSIP No. 702145103			Page 13 of 20

1.	Name of Reporting Person: G. Stacy Smith		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,571,664

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,571,664

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,571,664

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 9.2%

12.	Type of Reporting Person: HC

13G
CUSIP No. 702145103			Page 14 of 20

1.	Name of Reporting Person: Patrick P. Walker		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☑

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 351,135

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 351,135

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 351,135

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 2.0%

12.	Type of Reporting Person: HC

CUSIP No. 702145103	Page 15 of 20

     This Amendment No. 2 to Schedule 13G relates to the shares of common stock, par value $0.01 per share (“Common Stock”), of Party City Corporation, a Delaware corporation, purchased by (i) WS Capital, L.L.C., a Texas limited liability company (“WS Capital”), for the account of (1) Walker Smith Capital, L.P., a Texas limited partnership (“WSC”), (2) Walker Smith Capital (Q.P.), L.P., a Texas limited partnership (“WSCQP”), and (3) Walker Smith International Fund, Ltd., a British Virgin Islands exempted company (“WS International”), and (ii) WSV Management, L.L.C., a Texas limited liability company (“WSV”), for the account of (1) WS Opportunity Fund, L.P., a Texas limited partnership (“WSO”), (2) WS Opportunity Fund (Q.P.), L.P., a Texas limited partnership (“WSOQP”), and (3) WS Opportunity Fund International, Ltd., a Cayman Islands exempted company (“WSO International”). WS Capital is the general partner of WS Capital Management, L.P., a Texas limited partnership (“WSC Management”). WSC Management is the general partner of each of WSC and WSCQP and the investment manager and agent and attorney-in-fact for WS International. WSV is the general partner of WS Ventures Management, L.P., a Texas limited partnership (“WSVM”). WSVM is the general partner of each of WSO and WSOQP and the investment manager and agent and attorney-in-fact for WSO International. Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Each of the reporting persons hereby expressly disclaims membership in a “group” under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder with respect to the shares of Common Stock reported herein, and this Schedule 13G shall not be deemed to be an admission that any such reporting person is a member of such a group.

Item 1(a)	Name of Issuer:

Party City Corporation

Item 1(b)	Address of Issuer’s Principal Executive Offices:

400 Commons Way Rockaway, New Jersey 07866

Item 2(a)	Names of Persons Filing:

See Item 1 of each cover page.

Item 2(b)	Address of Principal Business Offices:

300 Crescent Court, Suite 1111 Dallas, Texas 75201

Item 2(c)	Citizenship:

See Item 4 of each cover page.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share

CUSIP No. 702145103	Page 16 of 20

Item 2(e)	CUSIP Number:

702145103

Item 3	Status of Persons Filing:

	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership:

	(a)	Reid S. Walker is the beneficial owner of 1,572,664 shares of Common Stock, which includes (i) 1,224,429 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International, (ii) 347,235 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International and (iii) 1,000 shares held directly.

G. Stacy Smith is the beneficial owner of 1,571,664 shares of Common Stock, which includes (i) 1,224,429 shares beneficially owned by WS Capital and WSC Management for the accounts of WSC, WSCQP and WS International and (ii) 347,235 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International.

Patrick P. Walker is the beneficial owner of 351,135 shares of Common Stock, which includes (i) 347,235 shares beneficially owned by WSV and WSVM for the accounts of WSO, WSOQP and WSO International, (ii) 2,500 shares held directly and (iii) 1,400 shares held by a trust for which Patrick P. Walker serves as trustee.

WS Capital and WSC Management are the beneficial owners of 1,224,429 shares of Common Stock, which includes (i) 102,988 shares beneficially owned by WSC, (ii) 488,677 shares beneficially owned by WSCQP and (iii) 632,764 shares beneficially owned by WS International.

CUSIP No. 702145103	Page 17 of 20

WSV and WSVM are the beneficial owners of 347,235 shares of Common Stock, which includes (i) 96,765 shares beneficially owned by WSO, (ii) 119,169 shares beneficially owned by WSOQP and (iii) 131,301 shares beneficially owned by WSO International.

(b) Percent of class:

See Item 11 of each cover page.

(c) Number of shares as to which each person has:

(i) sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii) shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii) sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv) shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

Item 5	Ownership of 5% or Less of a Class:

Not applicable.

Item 6	Ownership of More than 5% on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

WSC Management is an investment adviser registered with the State of Texas and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSC, WSCQP and WS International. WS Capital is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are the sole principals of WS Capital, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSC Management’s clients.

WSV is an investment adviser registered with the State of Texas and is the general partner of WSVM and, as such, has beneficial ownership of the shares of Common Stock held by its clients, WSO, WSOQP and WSO International. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the sole principals of WSV, and therefore exercise investment discretion and control with respect to the shares of Common Stock held by WSV’s clients.

CUSIP No. 702145103	Page 18 of 20

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 702145103	Page 19 of 20

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2005

WS CAPITAL, L.L.C.

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS CAPITAL MANAGEMENT, L.P.

By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL, L.P.

By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH CAPITAL (Q.P.), L.P.

By:	WS Capital Management, L.P., its general partner
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WALKER SMITH INTERNATIONAL FUND, LTD.

By:	WS Capital Management, L.P., its agent and attorney-in-fact
By:	WS Capital, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WSV MANAGEMENT, L.L.C.

By:	/s/ Reid S. Walker

Reid S. Walker, Member

CUSIP No. 702145103	Page 20 of 20

WS VENTURES MANAGEMENT, L.P.

By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND, L.P.

By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND (Q.P.), L.P.

By:	WS Ventures Management, L.P., its general partner
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

WS OPPORTUNITY FUND INTERNATIONAL, LTD.

By:	WS Ventures Management, L.P., its agent and attorney-
in-fact
By:	WSV Management, L.L.C., its general partner

By:	/s/ Reid S. Walker

Reid S. Walker, Member

/s/ Reid S. Walker

REID S. WALKER

/s/ G. Stacy Smith

G. STACY SMITH

/s/ Patrick P. Walker

PATRICK P. WALKER

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated February 11, 2004, entered into by and among WS Capital, L.L.C., WS Capital Management, L.P., Walker Smith Capital, L.P., Walker Smith Capital (Q.P.), L.P., Walker Smith International Fund, Ltd., WSV Management, L.L.C., WS Ventures Management, L.P., WS Opportunity Fund, L.P., WS Opportunity Fund (Q.P.), L.P., WS Opportunity Fund International, Ltd., Reid S. Walker, G. Stacy Smith and Patrick P. Walker (Exhibit 1 to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004 and incorporated by reference herein).